UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 5, 2009

IKANOS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-51532	73-1721486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

47669 Fremont Boulevard

Fremont, CA 94538

(Address of principal executive offices, including zip code)

(510) 979-0400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers

On February 5, 2009, the following actions were taken by the Compensation Committee of the Board of Directors (the “Compensation Committee”) and the full Board of Directors (the “Board”) of Ikanos Communications, Inc. (“Ikanos” or the “Company”):

Upon the recommendation of the Chief Executive Officer, Michael Gulett, and at the discretion of the Compensation Committee under the terms of the 2008 Executive Bonus Plan, the named executive officers other than Mr. Gulett received bonuses in the amounts set forth below in recognition of the significant accomplishments achieved by those executives in attaining important corporate strategic and operational goals as specified in their personal management objectives for the year.

Executive	Bonus Amount
Cory Sindelar	$45,000
Shekhar Khandekar	$45,000

The Compensation Committee also evaluated Mr. Gulett’s performance as CEO since he was appointed to that role on July 22, 2008. Based upon his accomplishment of significant corporate strategic and operational goals, and attainment of personal objectives previously agreed upon with the Board, the Compensation Committee recommended that the full Board approve payment of a bonus of $141,120 to Mr. Gulett. After a review of the Compensation Committee’s recommendation and detailed consideration of Mr. Gulett’s performance, the members of the Board other than Mr. Gulett, in the exercise of their discretion, unanimously approved the payment as recommended by the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IKANOS COMMUNICATIONS, INC.

By:	/s/ Noah D. Mesel
Noah D. Mesel
Vice President and General Counsel

Date: February 9, 2009